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Pitney Bowes Inc. - Form 10-Q
Nine Months Ended September 30, 1994
Page 18 of 19
                                                               Exhibit (ii)


                            Pitney Bowes Inc.
          Computation of Ratio of Earnings to Fixed Charges (1)

(Dollars in thousands)          Three Months Ended     Nine Months Ended
                                   September 30,         September 30,
                                    1994      1993(2)     1994        1993(2)
Income from continuing
  operations before income
  taxes                         $154,819  $124,504    $422,382    $355,244

Add:
  Interest expense                50,031    45,402     141,301     143,558
  Portion of rents
    representative of the
    interest factor               11,157     8,486      32,545      25,277
  Amortization of capitalized
    interest                         228       228         685         685

Income as adjusted              $216,235  $178,620    $596,913    $524,764

Fixed charges:
  Interest expense                50,031    45,402     141,301     143,558
  Capitalized interest               200         -         372           -
  Portion of rents
    representative of the
    interest factor               11,157     8,486      32,545      25,277

                                $ 61,388  $ 53,888    $174,218    $168,835

Ratio of earnings to fixed
  charges                           3.52      3.31        3.43        3.11

(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income from continuing operations before income taxes and fixed charges by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.

(2) Restated to reflect discontinued operations.
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